EXHIBIT 10.1

July 11, 2013

Miller Energy Resources, Inc.
9721 Cogdill Road, Suite 302
Knoxville, TN 37932
Attention:    Scott M. Boruff
Chief Executive Officer

Re:	Waiver and Amendment No. 5 (this “Amendment”)

Ladies and Gentlemen:

We refer to that certain Loan Agreement dated as of June 29, 2012 (as heretofore amended or otherwise modified, the “Loan Agreement”), by and among Miller Energy Resources, Inc., a Tennessee corporation (the “Borrower”), the financial institutions party thereto from time to time as Lenders and Apollo Investment Corporation, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Loan Agreement, as amended hereby. References herein to any Section shall be to a Section of the Loan Agreement, as amended hereby, unless otherwise specifically provided.

The Borrower has informed the Agent that it wishes to make certain amendments to the Loan Agreement. Principally among these amendments is the extension of the Maintenance Covenant Compliance Date to October 31, 2013. In addition, the Borrower is requesting certain other amendments and waivers, as follows: (i) Borrower seeks to enter an arrangement with the Tennessee Oil and Gas Association (“TOGA”) to compensate TOGA for communication efforts from which Borrower benefits, (ii) Borrower wishes to extend the date by which certain Liens of Voorhees Equipment and Consulting, Inc. must be lifted, (iii) Borrower wishes to reduce the restrictions on the transfer of the Borrower's Stock by senior management; (iv) Borrower seeks a waiver and an extension of time in which to file its Reserve Report calculations for the period ending April 30, 2013; and (v) Borrower seeks a waiver and an extension of the time frame in which it is permitted to deliver the first annual updated appraisal of its hard assets, as required under Section 6.20 of the Loan Agreement.

Accordingly, the Borrower, the Administrative Agent and the Lenders (or at least the required percentage thereof) hereby agree as follows:

1.Amendment Fee. On the date hereof, Borrower shall pay to the Administrative Agent for the account of the Lenders an amendment fee (the “Amendment Fee”) in an amount equal to $100,000 which, once paid, shall not be refundable under any circumstance.

2.Waivers. Subject to the terms and conditions hereof, to the extent the Borrower (a) was not in compliance with one or more of the Maintenance Covenants for the fiscal quarter ended April 30, 2013, (b) has not delivered the Reserve Report due on July 1, 2013 for the quarter ending April 30, 2013 and (c) has not delivered the appraisal required by Section 6.20 of the Loan Agreement on or before June 29, 2013 (the Defaults identified in foregoing clauses (a), (b) and (c) being the “Specified Defaults”), the Administrative Agent and the Lenders (or at least the required percentage thereof) hereby agree to waive those Specified Defaults to the extent now existing; provided that the Borrower shall deliver the Reserve Report for the quarter ending April 30, 2013 on or before July 31, 2013. The foregoing waiver is contingent upon the satisfaction of the conditions precedent set forth in Section 5 below and shall not be construed as an amendment, waiver or modification of the Loan Agreement or the other Loan Documents except as expressly provided herein. The Administrative Agent and the Lenders reserve the right to exercise any rights and remedies available to them in connection with any other present or future Defaults or Events of Default under any provision of the Loan Agreement or any provision of any other Loan Document. The description herein of the Specified Defaults is based upon the information provided to the Administrative Agent and the Lenders on or prior to the date hereof and shall not be deemed to exclude the existence of any other Defaults or Events of Default. The failure of the Administrative Agent or the Lenders to give notice to the Borrower of any other Defaults or Events of Default is not intended to be nor shall be a waiver thereof. Borrower hereby agrees and acknowledges that the Administrative Agent and the Lenders require and will require strict performance by the Borrower of all of its obligations, agreements and covenants contained in the Loan Agreement and the other Loan Documents, and no inaction or action regarding any Default or Event of Default is intended to be or shall be a waiver thereof.

3.Amendments to the Loan Agreement. The following amendments to the Loan Agreement are hereby adopted:

(a)New Defined Terms.

(i)    The new defined term “Fifth Amendment Effective Date” is hereby added in appropriate alphabetical order, reading as follows:

“Fifth Amendment Effective Date” means July 11, 2013.

(ii)    The new defined term “Permitted Disposition” is hereby added in it appropriate alphabetical order, reading as follows:

“Permitted Disposition” means any transfer, contribution, sale or other disposition of Stock of the Borrower of Scott Boruff, Deloy Miller, David Voyticky, or David Hall, of 50% or less of the Stock of the Borrower owned by such Person on the Fifth Amendment Effective Date, in any case, so long as (a) the Borrower delivers all documents entered into in connection with such transfer, contribution, sale or disposition of Stock to the Administrative Agent on or prior to the date of such transfer, contribution, sale or disposition of Stock, which documents shall be in form and substance reasonably satisfactory to the Administrative Agent and (b) the value of any such Stock subject to such transfer, contribution, sale or other disposition shall be equal to or greater than $10 per Share for the ten (10) consecutive Business Days preceding the date of such transfer, contribution, sale or disposition without giving effect to any splits or reverse splits of Stock effective on or after the Fifth Amendment Effective Date.

(b)Amendment to the Existing Definitions

i. Approved Engineer. The definition of Approved Engineer is hereby deleted in its entirety and replaced with the following:

“Approved Engineer” means Netherland, Sewell and Associates, Inc., Ryder Scott, De Goyler MacNaughton, and any other independent petroleum engineer reasonably acceptable to the Administrative Agent.

ii.Change of Control. Clauses (c) and (d) of the definition of “Change of Control” are hereby deleted and replaced with the following:

“or (c) other than in a Permitted Disposition, any of Scott Boruff, David Hall, David Voyticky, or Deloy Miller sells or otherwise disposes of any of the Stock of the Borrower owned by such Person on the Closing Date; provided, however, that each will be permitted to sell Stock of the Borrower for the purpose of raising funds needed to allow for (i) the exercise of warrants or stock options with respect to the Borrower's Stock prior to their expiration or (ii) with the prior written consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), the payment of taxes incurred in connection with Stock granted to such Person by Borrower as compensation for his employment. ”

iii.Consolidated EBITDA. Clauses (ix) and (x) of the definition of “Consolidated EBITDA” are hereby deleted and replaced with the following:

“plus (ix) all expenses incurred for such period in connection with the drilling of any dry holes in the aggregate amount not to exceed $20,000,000 during any 12-month consecutive period to the extent deducted in the determination of Consolidated Net Income of Borrower and its Subsidiaries for such period, minus (x) other non-cash items (with the exception of non-cash items that represent the reversal of an accrual or reserve for potential cash items in any prior period) to the extent added in the determination of Consolidated Net Income of Borrower and its Subsidiaries for such period, minus (xi) any cash received outside the ordinary course of business from any foreign, United States, state or local tax credit or incentive program, including, without limitation, Alaska's Clear and Equitable Share program, to the extent added in the determination of Consolidated Net Income of Borrower and its Subsidiaries for such period.”

iv.Consolidated G&A Expenses. The definition of Consolidated G&A Expenses is hereby deleted in its entirety and replaced with the following:

“Consolidated G&A Expenses” means, for any period, the aggregate of all general and administrative expenses of Borrower and its Subsidiaries paid in cash, determined on a consolidated basis in accordance with GAAP; provided that for purposes of determining Consolidated Permitted Expenses for any period, the amount of Consolidated G&A Expenses shall not exceed $800,000 per calendar month.

v.Maintenance Covenant Compliance Date. The definition of “Maintenance Covenant Compliance Date” is hereby amended by deleting the date “April 30, 2013” and replacing it with the date “October 31, 2013”.

vi.Permitted Liens. The definition of “Permitted Liens” is hereby amended by deleting the “and” at the end of (q), deleting clause (r) in its entirety and adding the following:

“and (r) those certain Liens claimed by Voorhees Equipment and Consulting, Inc. filed of record on (i) November 20, 2012 with the Anchorage Recording District under file number 2012 68296-0 and (ii) November 15, 2012, in the Anchorage Recording District, Alaska, File No. 2012 066917-0; provided that, (x) the value of the asserted claims secured by those certain Liens shall, in the aggregate, not exceed $728,230.00 and (y) the Liens permitted under this clause (r) shall cease to be “Permitted Liens” on the earlier of November 30, 2013, or the thirtieth (30th) day after the arbitrator issues an award in the arbitration scheduled to begin September 17, 2013 the dispute between the Borrower and Voorhees Equipment and Consulting, Inc. which gave rise to these Liens.”

(c)Amendment to Section 6.2(b). Section 6.2(b) is hereby amended by adding the following additional proviso to the end of the first sentence thereof:

“; provided, that, in the case of the Reserve Report due on July 1, 2013, covering the quarter ended April 30, 2013, such Reserve Report shall be considered timely if delivered on or before July 31, 2013.

(d)Amendment to Section 6.20. Section 6.20 is hereby amended by deleting the phrase “On or before each anniversary of the Closing Date” and replacing it with “On or before June 29, 2014 and each anniversary of the Closing Date thereafter, or such earlier date as the Administrative Agent shall reasonably request”.

(e)Amendment to Section 7.4. Section 7.4 shall be amended by deleting “and” at the end of (d), replacing the period at the end of (e) with “;” and adding the following clauses (f) and (g):

“(f) transfer of a limited Working Interest of up to 49% in any wells listed on Schedule A to the Tennessee Oil and Gas Association, or its designated affiliate; provided that (i) the Tennessee Oil and Gas Association shall agree to be responsible for the payment of all costs and expenses of unplugging such wells and returning them to production, (ii) in the event that the proceeds of any such wells (or the fair market value of any oil or gas produced from those wells, on the date extracted) payable to the Tennessee Oil and Gas Association exceed $50,000 in any Fiscal Year (taken in the aggregate over all such wells, but net of any costs payable by the Tennessee Oil and Gas Association in connection with the unplugging, restoration and operation of any such wells), any excess over and above such $50,000 shall revert to the Borrower or a Guarantor, (iii) the Borrower delivers all documents entered into in connection with the Tennessee Oil and Gas Association to the Administrative Agent, which documents shall be in form and substance reasonably satisfactory to the Administrative Agent, and (iv) the Borrower shall not further drill or develop any of the wells listed on Schedule A hereto without the prior written consent of the Administrative Agent ; and

(f)Amendment to Section 7.17. Section 7.17 shall be deleted in its entirety and replaced with the following:

7.17    Maintenance Financial Covenants. Fail to maintain:

(a)        Interest Coverage Ratio. As of the end of any Fiscal Quarter of Borrower, commencing with the Fiscal Quarter ending October 31, 2013, a ratio of Consolidated EBITDA for the Interest Coverage Period ending on such date to Interest Expense paid or payable in cash for the Interest Coverage Period ending on such date of at least:

Fiscal Quarter Ending:	Minimum Level
October 31, 2013	3.00:1.00
January 31, 2014	3.25:1.00
April 30, 2014	3.50:1.00
July 31, 2014	3.75:1.00
October 31, 2014	4.00:1.00
January 31, 2015, and thereafter	4.25:1.00

(b)    Asset Coverage Ratio. As of the end of any Fiscal Quarter of Borrower, commencing with the Fiscal Quarter ending October 31, 2013 and at any time between such dates that the Loan Parties acquire or dispose of (to the extent permitted hereby or otherwise consented to in accordance with the terms hereof) Oil and Gas Properties or any other Properties pursuant to Section 7.4(d) or Section 7.12(i) or otherwise with an aggregate NYMEX Value of total Proved Developed Producing Reserves or fair market value, respectively, equal to $500,000 or more, a ratio of (a) the NYMEX Value of the total Proved Developed Producing Reserves of the Loan Parties as shown on the most recently delivered Reserve Report, to (b) Total Debt, of at least:

Test Dates:	Minimum Level
August 1, 2013 - October 31, 2013	1.75:1.00
November 1, 2013 - January 31, 2014	1.75:1.00
February 1, 2014 - April 30, 2014,	2.00:1.00
and thereafter

For purposes of this Section 7.17(b) only, total “Proved Developed Producing Reserves” shall be determined in accordance with SEC guidelines, with the following exceptions: (i) commodity prices shall be forecast according to a “Strip Price,” adjusted for any basis differential and any existing commodity hedges for forecasting oil and gas prices; (ii) current operating expenses will be held constant; and (iii) such expenses must include an accurate estimate of net abandonment costs. As used herein, “Strip Price” shall mean the equivalent futures price as quoted by the NYMEX for three years and held constant thereafter. .
(c)        Minimum Gross Production. As of the end of any Fiscal Quarter of Borrower, commencing with the Fiscal Quarter ending October 31, 2013, a daily average of gross production of Hydrocarbons (calculated at the wellhead on a barrel of oil equivalent basis, where 15 Mcf of natural gas is equal to one barrel of oil) from the Cook Inlet Oil and Gas Properties combined with the Tennessee Oil and Gas Properties during each such Fiscal Quarter of at least:

Fiscal Quarter Ending:	Minimum Level
October 31, 2013	2,100
January 31, 2014	2,200
April 30, 2014	2,300
July 31, 2014	2,400
October 31, 2014	2,500
January 31, 2015, and thereafter	2,600

(g)Amendment to Section 7.26. Section 7.26 shall be amended by deleting clause (c) of the first sentence therein and replacing it with the following:

(c) on the earlier of (i) the date that is 45 days after the end of each Fiscal Quarter of each Fiscal Year of the Borrower and (ii) the date that is 45 days after the payment of such Excess Consolidated G&A Expenses, the Borrower shall deliver to the Administrative Agent a certificate setting forth reasonably detailed calculations demonstrating compliance with this Section 7.26.
4.Ratification, Reaffirmation and Representations of Loan Parties. By its signature below, each Loan Party hereby (a) acknowledges and agrees that, except as expressly provided herein, the Loan Agreement, as amended hereby, and each of the other Loan Documents are hereby ratified and confirmed in all respects and shall remain in full force and effect; (b) ratifies and reaffirms its obligations under, and acknowledges, renews and extends its continued liability under, the Loan Agreement, as amended hereby, and each other Loan Document to which it is a party; (c) ratifies and reaffirms all of the Liens securing the payment and performance of the Obligations; and (d) represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof, (i) after giving effect to this Amendment, all of the representations and warranties contained in the Loan Agreement, as amended hereby, and each other Loan Document to which it is a party are true and correct in all material respects, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, (ii) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing, and (iii) the execution, delivery, and performance of this Amendment by such Loan Party have been duly authorized by all necessary action on the part of such Loan Party. This Amendment shall be deemed to constitute a Loan Document for all purposes and in all respects. From and after the date hereof, all references to the Loan Agreement and the Loan Documents shall mean such Loan Agreement and such Loan Documents as amended by this Amendment.

5.Conditions to Effectiveness. This Amendment shall become effective as of the date first written above when and only when (a) the Administrative Agent shall have received duly executed counterparts of this Amendment signed by each Loan Party and the Lenders (or at least the required percentage thereof), and (b) the Borrower shall have paid to the Administrative Agent all costs, fees and expenses payable pursuant to Section 17.7 of the Loan Agreement and Section 1 hereof.

6.No Charges to Governing Documents. Borrower represents and warrants to the Administrative Agent and the Lenders that the resolutions and Governing Documents certified to the Administrative Agent and the Lenders by Borrower on June 29, 2012, remain in full force and effect and have not been amended or otherwise modified, except for the changes to its Charter designating the Series B Preferred Stock and Series C Preferred Stock. By its respective signature below, each of the Loan Parties (other than the Borrower) represents and warrants to the Administrative Agent and the Lenders that its respective resolutions and Governing Documents certified to the Administrative Agent and the Lenders by such Loan Party on June 29, 2012 remain in full force and effect and have not been amended or otherwise modified.

7.Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

8.Miscellaneous. In the event that any one or more of the provisions contained in this Amendment shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment. This Amendment shall be binding upon and inure to the benefit of the Administrative Agent, the Lenders and the Borrower and their respective successors and assigns permitted pursuant to the Loan Agreement. This Amendment may be executed in counterparts with each counterpart constituting an original and all of the counterparts, once executed, constituting but one original. Delivery of an executed counterpart by facsimile or other electronic means shall be effective as delivery of an original executed counterpart.

[Signature Pages Follow]

If the foregoing is acceptable to you, please execute a copy of this Amendment in the spaces provided below to evidence your acceptance and approval of the foregoing and return a fully-executed counterpart of this letter to the attention of the undersigned.

Very truly yours,

APOLLO INVESTMENT CORPORATION, as
Administrative Agent for the Lenders as a
Lender

By: Apollo Investment Management, L.P.

By: ACC Management, LLC, as its General Partner

By: /s/ Ted Goldthorpe
Name: Ted Goldthorpe
Title: President

Acknowledged, agreed and accepted as of the 11th day of July, 2013

BORROWER

MLLER ENERGY RESOURCES, INC.
a Tennessee corporation

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

GUARANTORS

MILLER DRILLING, TN LLC

By: MILLER ENERGY RESOURCES, INC.,
its Sole Member

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

MILLER ENERGY SERVICES, LLC

By: MILLER ENERGY RESOURCES, INC.,
its Sole Manager

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

MILLER ENERGY GP, LLC

By: MILLER ENERGY RESOURCES, INC.,
its Sole Manager

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

MILLER RIG & EQUIPMENT, LLC

By: MILLER ENERGY RESOURCES, INC.,
its Sole Manager

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: Chief Executive Officer

COOK INLET ENERGY, LLC

By: /s/ David M. Hall
Name: David M. Hall
Title: Manager and Chief Executive Officer

EAST TENNESSEE CONSULTANTS, INC.

By: /s/ Douglas G. Melton
Name: Douglas G. Melton
Title: Vice President and Secretary

EAST TENNESSEE CONSULTANTS II, L.L.C.

By: /s/ Douglas G. Melton
Name: Douglas G. Melton
Title: Manager and Secretary